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                                                                   EXHIBIT 10.10

[AMAZON.COM LETTERHEAD]

September 4, 1999

Mr. Warren C. Jenson
1976 West Paces Ferry
Atlanta, GA  30327


RE:     OFFER OF EMPLOYMENT

Dear Warren:

        On behalf of Amazon.com, Inc. (the "Company"). I am very pleased to offer you the position of Vice President and Chief Financial Officer. This letter, as amended and restated on September 30, 1999, clarifies and confirms the terms of your employment with the Company.

1.      START DATE

        Unless we mutually agree otherwise, you will commence employment on September 7, 1999 (the "Start Date").

2.      SALARY

        Your starting salary will be $175,000 annualized, payable monthly in accordance with the Company's standard payroll practice and subject to applicable withholding taxes. Because your position is exempt from overtime pay, your salary will compensate you for all hours worked. Your base salary will be reviewed annually by the Board of Directors or its Compensation Committee, and any increases will be effective as of the date determined by the Board or its Compensation Committee.

3.      SIGNING BONUS

        In appreciation for your decision to join us, the Company will pay you a signing bonus in the amount of $7,400,000, payable in five installments on the dates of your first regular paychecks following each of your Start Date and the first four anniversaries of your Start Date and in accordance with the Company's standard payroll practice and subject to applicable withholding taxes as follows:

START DATE/ANNIVERSARY OF START DATE              BONUS AMOUNT
Start Date                                        $2,150,000
First Anniversary                                 $1,250,000
Second Anniversary                                $1,250,000
Third Anniversary                                 $1,250,000
Fourth Anniversary                                $1,500,000

         If your employment with the Company is terminated for any reason prior to the fifth anniversary of your Start Date, you will be responsible for reimbursing the Company for the current year's bonus, on a pro-rated monthly basis (over the twelve months of that year of employment), and the Company will not be obligated to pay you any future installments of the signing bonus.

4.      BENEFITS

        You will also be entitled, during the term of your employment, to such vacation, medical and other employee benefits as the Company may offer from time to time, subject to applicable eligibility requirements. The Company does reserve the right to make any modifications in the benefits package that it deems appropriate. The Company's current vacation policy is to provide you with two weeks paid

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vacation per year in the first year of your employment and three weeks per year thereafter during the term of your employment. You are also eligible to participate in Amazon.com's 401(k) retirement plan the first quarter after 90 days of employment and to enroll in our major medical plan on the first entry date following the commencement of your employment. Relocation benefits as discussed will also be included, a summary of which will be provided.

5.      STOCK OPTIONS

        As we discussed, the Company takes a long-term approach to investment, and its employees are its most important investments. Our compensation structure is weighted towards equity ownership because we believe we will create the most value for the Company and its shareholders over time by having employees think and act like, and therefore be, owners. To this end, and subject to Board of Directors' approval, you will be granted a 20-year option to purchase 2,000,000 shares of Amazon.com common stock, which will vest at the rate of 100,000 shares at the end of each year of employment. These share amounts reflect the 2-for-1 split of the Company's common stock effective on September 1, 1999. The strike price on your stock option grant will be the fair market value per share of such stock on the later of the Start Date or the date that the Compensation Committee approves your grant. Your option will be documented by delivery to you of a Stock Option Letter Agreement specifying the terms and conditions of the option.

6.      EMPLOYMENT AT WILL

        If you accept our offer of employment, you will be an employee-at-will, meaning that either you or the Company may terminate our relationship at any time for any reason, with or without cause. Any statements to the contrary that may have been made to you, or that may be made to you, by the Company, its agents, or representatives are superseded by this offer letter.

8.      CONFIDENTIALITY, NON COMPETITION AND INVENTION ASSIGNMENT AGREEMENT

        As a condition of your employment pursuant to this offer letter, we do require that you sign the enclosed Confidentiality, Noncompetition and Invention Assignment Agreement. The Company's willingness to grant you the stock options referred to above is based in significant part on your commitment to fulfill the obligations specified in that agreement. As further compensation for satisfaction of obligations under that agreement, the Company will pay you $100,000 as a part of your first regular paycheck following the Start Date.

        You should know that the agreement will significantly restrict you future flexibility in many ways. For example, you will be unable to seek or accept certain employment opportunities for a period of 18 months after you leave the Company. Please review the agreement carefully and, if appropriate, have your attorney review it as well.

9.      ADDITIONAL PROVISIONS

        Your employment pursuant to this letter is also contingent upon your submitting the legally required proof of your identity and authorization to work in the United States.

        The terms described in this letter, if you accept this offer, will be the terms of your employment, and this letter supersedes any previous discussions or offers. Any additions or modifications of these terms would have to be in writing and signed by you and an officer of the company.

        If you wish to accept employment with the company, please indicate so by signing both copies of this letter and both copies of the enclosed Confidentiality, Noncompetition and Invention Assignment Agreement, retaining one of each for your files and returning the other to Joe Galli on or before September 6, 1999, upon which date this offer will expire.
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        We are very excited about the possibility of your joining us. I hope that you will accept this offer and look forward to a productive and mutually beneficial working relationship. Please let me know if I can answer any questions for you about any of the matters outlined in this letter.

Sincerely,

/s/ JOE GALLI
--------------------
    Joe Galli
    President & COO
    Amazon.com, Inc.




ACCEPTANCE
I accept employment with Amazon.com, Inc. under the terms set forth in this letter:


/s/ WARREN C. JENSON
--------------------------
Signature

Printed Name: Warren C. Jenson          Start Date: September 7, 1999

Dated as of September 6, 1999